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[LETTERHEAD OF BRIMMER, BUREK & KEELAN LLP]

March 13, 2002

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Eonnet Media, Inc.

We have read the statements that we understand Eonnet Media, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,


/s/  Brimmer, Burek & Keelan LLP

Brimmer, Burek & Keelan LLP

cc:  Mr. Vikrant Sharma, President
     Eonnet Media, Inc.

     Mr. Steve Vasquez
     Foley & Lardner